SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.  20549

                             FORM 8-K


                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   March 19, 2001



                      THE YORK WATER COMPANY
      (Exact name of Registrant as specified in its Charter)



Pennsylvania                       0-690               23-1242500
(State or other jurisdiction   (Commission       (I.R.S. Employer
 of incorporation)             File Number)   Identification No.)



130 East Market Street, York, Pennsylvania                  17401
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number including Area Code    717-845-3601




  (Former name or former address, if changed since last report.)

                      THE YORK WATER COMPANY
                             FORM 8-K

ITEM 5.  OTHER EVENTS

                   YORK WATER COMPANY ANNOUNCES
                     RECORD EARNINGS FOR 2000

     York, Pennsylvania, March 2, 2001: The York Water Company's (Nasdaq: YORW) President, William T. Morris, announced today that the Company has achieved record operating revenues and net income for the year 2000. Improved revenues and net income are attributed to customer growth, cost containments implemented by the Company, and price increases which became effective October 1, 1999.

President Morris reported that the operating revenues of $18,481,163 were up 5.5% and that net income of $3,757,787 increased 19.1% compared to 1999.

During the year the Company spent over $6.4 million on construction projects, primarily on its water distribution system to expand its service territory.

Operating revenues for the fourth quarter increased $294,567 or 6.8% over the fourth quarter 1999. Net income for the fourth quarter increased $53,642 or 1.8% compared to the fourth quarter
1999 primarily due to the increase in operating revenues.

                       Three Months Ended     Twelve Months Ended
                          December 31             December 31
                        2000       1999        2000        1999
Water Operating
 Revenues           $4,624,850 $4,330,283 $18,481,163 $17,511,251
Net Income          $  877,843 $  810,348 $ 3,757,787 $ 3,154,073
Average Number
 of Common Shares
 Outstanding         3,042,733  2,989,091   3,042,733   2,989,091
Basic Earnings Per
 Common Share            $0.29      $0.27       $1.25       $1.05
Dividends Paid Per
 Common Share            $0.25      $0.24       $0.98       $0.95

The Company currently projects that earnings during the first quarter of 2001 will exceed the levels recorded during the first quarter of 2000 by over 5%, and year-end earnings for 2001 will exceed the levels recorded for the year 2000 by over 3%.

This press release contains forward-looking statements which management believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties which are difficult to predict and many of which are beyond the Company's control. Among them are adverse weather conditions, regulatory policies, interest rates, general economic conditions within the Company's service territory and other factors generally beyond the Company's control. The Company undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today's date.

                            SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                      The York Water Company
                                            (Registrant)


Dated:  March 19, 2001           By:
                                     (Jeffrey S. Osman)
                                      Vice President-Finance